Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: March 20, 2020

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Brett Krieg (918) 573-4614	Grace Scott (918) 573-1092

Williams Adopts Limited Duration Stockholder Rights Agreement

Tulsa, Okla. –– Williams (NYSE: WMB) announced today that its Board of Directors has approved the adoption of a limited duration stockholder rights agreement (the “Rights Agreement”) and declared a dividend distribution of one right (“Right”) for each share of common stock outstanding as of the record date. The record date for such dividend distribution is March 30, 2020. The Rights Agreement expires, without any further action being required to be taken by the Williams Board of Directors, on March 20, 2021.

“Williams’ natural gas infrastructure focused strategy, fee-based business model across the best in class asset base, investment-grade credit ratings, strong balance sheet and ample liquidity are factors that well position the company to navigate through uncertainty in commodity markets and the broader economy. In light of the company’s strong position, the board wants to support the rights of shareholders and protect a fair value for their investment. We are witnessing a unique dislocation in equity market valuations, with particular impact to Williams’ equity value,” said Chairman of the Board Steve Bergstrom. “We do not believe the best interests of shareholders are served by allowing those seeking only short-term gains to take advantage of current market conditions at the expense of the company and its long-term investors.”

The adoption of the Rights Agreement is intended to enable all Williams stockholders to realize the full potential value of their investment in the company and to protect the interests of the company and its stockholders by reducing the likelihood that any person or group gains control of Williams through open market accumulation or other tactics (especially in recent volatile markets) without paying an appropriate control premium. The Williams Board of Directors has taken note that in light of the coronavirus and recent market events, the closing price of Williams common stock is, as of yesterday, 50% below the price just one month ago. In addition, the Rights Agreement provides the Board of Directors with time to make informed decisions that are in the best long-term interests of Williams and its stockholders and does not deter the Williams Board of Directors from considering any offer that is fair and otherwise in the best interest of Williams stockholders. Passive investors in Williams, meaning such persons holding shares of the common stock of Williams without a plan or an intent to change or influence the control of Williams (including Schedule 13G filers), are exempt from the Rights Agreement.

Under the Rights Agreement, the rights generally would become exercisable only if a person or group (including a group of persons who are acting in concert with each other) acquires beneficial ownership of 5% or more of Williams common stock in a transaction not approved by the Williams Board of Directors. In the event the rights under the Rights Agreement become exercisable, each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Agreement, a number of shares of Williams common stock having a market value of twice such price. In addition, if Williams is acquired in a merger or other business combination after an acquiring person acquires 5% or more of Williams common stock, each holder of the right would thereafter have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Agreement, a number of shares of common stock of the acquiring person having a market value of twice such price. The acquiring person or group would not be entitled to exercise these Rights.

Further details of the Rights Agreement will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that Williams will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Williams’s corporate website at www.williams.com.

Davis Polk & Wardwell LLP is serving as legal advisor.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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